Exhibit 10.1
AMENDMENT NO. 1
TO
EXECUTIVE CHAIRMAN AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment”) is dated as of April 10, 2023, and amends the Executive Chairman Agreement dated as of January 17, 2022 by and between GeneDx Holdings Corp. (formerly named Sema4 Holdings Corp.) (the “Corporation”) and Jason Ryan (the “Executive”) (the “Prior Agreement”).
W I T N E S S E T H:
WHEREAS, the Corporation wishes to set forth the terms and conditions of the Executive’s continued employment as Executive Chairman of the Board, on terms and conditions mutually agreeable and beneficial to the Corporation and the Executive; and
WHEREAS, the Executive is willing to continue to render services to the Corporation pursuant to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, the parties, intending to be legally bound, hereby agree as follows:
1.Definitions. For the purposes of this Amendment, capitalized words and phrases not otherwise defined herein shall have the meanings set forth in the Prior Agreement.
2.End Date. The Corporation and the Executive hereby mutually agree that the “End Date” shall hereafter mean December 31, 2023. However, solely for purposes of Section 4.A(2) of the Prior Agreement as it pertains to the vesting of the Equity Awards as described in Section 4.A of the Prior Agreement, the End Date shall continue to mean December 31, 2022.
3.Business Time. The Corporation and the Executive hereby mutually agree that, commencing on January 1, 2023, it was and is anticipated that the Executive will be employed 50% of his time by the Corporation during the Term.
4.Base Salary. The Corporation and the Executive hereby mutually agree that, commencing on January 1, 2023 and for the balance of the Term, the “Base Salary” shall equal $337,500 per annum. The Executive acknowledges that he has received a base salary at a rate in excess of such amount in respect of the portion of calendar year 2023 elapsed through the date hereof, and that the Corporation shall withhold such excess from one or more payroll periods following the date hereof.
5.Performance Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual performance bonus for calendar year 2023 (the “Performance Bonus”) with a target amount equal to one hundred percent (100%) of the Base Salary. The Performance Bonus shall be paid within the first ninety (90) days of calendar year 2024 (subject to applicable federal, state and local tax withholdings). The amount of the Performance Bonus (which may be greater than or less than the target amount, if actual performance is greater than or less than the performance goals) shall be determined by the Board based on the Board’s determination of the extent of the achievement of performance goals for the Corporation and/or the Executive for such calendar year.

Except as otherwise set forth herein the Prior Agreement will remain unmodified and in full force and effect.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Amendment as of the first date written above.
THE CORPORATION
GeneDx Holdings Corp.
By:_/s/ Karen White
Name: Karen White
Title:    Chief People Officer, pursuant to authority delegated by the Compensation Committee of the Board
THE EXECUTIVE
/s/ Jason Ryan
Jason Ryan
[Signature Page to Amendment No. 1 to Executive Chairman Agreement]